Exhibit 4.4
Maturity Date:	August 3, 2008

FLEXSCAN, INC.
10% CONVERTIBLE DEBENTURE

August 3, 2005	$1,000,000.00	1-002
Loan Date	Loan Amount	Loan Number

THE DEBENTURE REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK UNDERLYING SUCH DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE DEBENTURE AND/OR COMMON STOCK UNDER THE SECURITIES ACT OF 1933 OR (B) AN OPINION REASONABLY SATISFACTORY TO FLEXSCAN, INC., FROM COUNSEL FOR FLEXSCAN, INC., OR FROM COUNSEL FOR THE PROPOSED TRANSFEROR REASONABLY SATISFACTORY TO FLEXSCAN, INC., TO THE EFFECT THAT THE TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

INVESTMENT IN THIS DEBENTURE IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE EXHIBIT B "RISK FACTORS". THIS DEBENTURE WILL BE SOLD IN A PRIVATE PLACEMENT TO A LIMITED NUMBER OF LENDERS MEETING CERTAIN SUITABILITY STANDARDS. NO ONE SHOULD INVEST IN THE DEBENTURE WHO IS NOT PREPARED TO LOSE HIS ENTIRE INVESTMENT.

flexSCAN, Inc., a Delaware Corporation (the “Company”), for value received, hereby promises to pay to the order of Rosfor International, Inc., a California Corporation, (the “Holder”) or the Holder’s registered assigns, the sum of One Million Dollars ($1,000,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on Maturity Date: August 03, 2008 (“Maturity Date”), which is three (3) years from the date of issuance of this Convertible Debenture (the “Debenture”), unless this Debenture has been converted prior thereto pursuant to the terms hereof.

The following is a statement of the rights of the Holder and the conditions to which this debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

1.	Interest and Warrants.

(a)  Interest Rate. The unpaid principal balance of this Debenture shall bear simple interest at a rate equal to Ten Percent (10%) per annum from the date hereof until paid in full or converted pursuant to Section 3 hereof. Interest shall be paid Quarterly or may be accrued at Holder’s election.

(b)  Maximum Rate Permitted by Law. In the event that any interest rate provided for in this Section 1 shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Debenture without prepayment premium or penalty.

(c)  Warrants. Holder shall receive a Warrant for Seven Hundred Thousand (700,000) shares of the Company’s common stock at time of conversion (“Conversion Date”). Upon closure of the Debenture Offer, the Company shall undertake to register pursuant to form SB-2 one hundred percent (100%) of the Company’s common stock underlying this Debenture (“Registration”). Beginning on the Conversion Date, Holder shall have the right to exercise the Warrant for a period of Five (5) years. If exercised within one hundred eighty (180) days of the Conversion Date the exercise price post merger of Company into Fuel Corporation of America shall be One Dollar ($1.00) per share then One Dollar Fifity Cents ($1.50) thereafter.

(i)  Limit on Sales. Neither the Holder or its affiliates shall sell any of the Common Stock of the Company in their possession at a volume in excess of five percent (5%) of the trading volume in any weekly period.

(ii)  No Short Sales. Neither the Holder or its affiliates has an open short position in the Common Stock of the Company, and the Holder agrees that it will not, and that it will cause it affiliates not to, engage in any short sales or hedging transaction with respect to the Common Stock.

2.  Voluntary Prepayment. The Company may, at its option, prepay, in whole or in part, the outstanding principal and accrued interest under this Debenture with thirty (30) days written notice (“Notice Period”) via the US Postal Service prior to the conversion of this Debenture pursuant to the terms hereof. In the event of prepayment, the Company shall tender to the Holder funds in the amount of One Hundred Twenty-five Percent (125%) of the principal and accrued interest being paid by check or wire transfer. In the event that less than all of the principal and accrued interest is paid, such payment shall be allocated first to accrued interest and second to principal. Holder may during the Notice Period at its sole election convert the Debenture and any accrued interest into fully paid and nonassessable shares of Common Stock of the Company at Fifty Cents ($0.50) per share.

3.  Conversion.

(a)	Voluntary Conversion.

(i)  Holder, may at its sole election choose to convert the Debenture and any accrued interest into fully paid and nonassessable shares of Common Stock of the Company at Fifty Cents ($0.50) per share.

(b)	Mandatory Conversion.

(i)  Qualified Financing. Upon the consummation of a sale or sales of shares of capital stock or securities convertible into shares of capital stock for cash in an equity financing to a third party or parties who are unaffiliated with the Company (“Qualified Investors”), with aggregate gross proceeds to the Company of at least Eight Million Dollars ($8,000,000), which amount shall include the proceeds to the Company from the sale of 10% Convertible Debentures, including this Debenture (a “Qualified Financing”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Company (the “Common Stock”), at the Conversion Price specified in Section 3(c) below and in the manner specified in Section 3(e) below.

(ii)  Public Offering. Immediately prior to the consummation of any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s initial public offering (a “Public Offering”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Price specified in Section 3(d) below and in the manner specified in Section 3(e) below.

(iii)  Sale. Immediately prior to the consummation of any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity (other than a reincorporation in another state); any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company’s voting power is issued for the purpose of combining with or an acquisition by one or more corporations or other entities or persons; or a sale, conveyance or disposition of all or substantially all of the assets of the Company (a “Sale”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Price specified in Section 3(d) below and in the manner specified in Section 3(e) below.

(iv)  A Qualified Financing, an election by the Company to convert this Debenture upon Maturity, a Public Offering and a Sale shall occasionally be referred to herein collectively as “Conversion Events” and individually as the “Conversion Event.” Upon any Conversion Event, the number of shares of Common Stock into which this Debenture shall be converted shall equal the product of (x / y) where: (x) is the sum of the principal amount of the Debenture being converted and the unpaid accrued interest thereon divided by (y) which is the applicable “Conversion Price” (as hereinafter defined).

(c)  Conversion Price Upon Qualified Financing or Maturity. In the event of a conversion of this Debenture pursuant to either Section 3(a)(i) or 3(a)(ii), the applicable “Conversion Price” post merger of Company into Fuel Corporation of America shall be Fifty Cents ($0.50) per share

(d)  Conversion Price Upon Public Offering or Sale. In the event of conversion of this Debenture pursuant to either Section (3)(a)(iii) or 3(a)(iv), respectively, the applicable Conversion Price post merger of Company into Fuel Corporation of America shall be Fifty Cents ($0.50) per share.

(e)  Mechanics of Conversion. On or before the Conversion Event, the Holder shall surrender the certificate or certificates for this Debenture, duly endorsed, at the Company’s principal corporate office, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company at its expense shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the day prior to the Conversion Event, and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(f)  No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Debentures against impairment.

(g)  Taxes on Conversion. The issue of share certificates on conversion of this Debenture shall be made without charge to the converting Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder, and the Company shall not be required to issue or deliver any certificate in respect of such shares unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(h)  Reservation of Conversion Securities. The Company agrees that the Company will at all times have authorized and reserved, and will keep available, solely for issuance or delivery upon the conversion of this Debenture, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Debenture.

(i)  Securities Registration. Upon closing of the Debenture Offer the Company shall undertake to register pursuant to form SB-2 one hundred percent (100%) of the Company’s common stock underlying this Debenture.

(j)  No Rights as Shareholders. Prior to the conversion of this Debenture, the Holder of this Debenture shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any pre-emptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein or in the Subscription Agreement or as otherwise agreed.

(k)  No Fractional Shares. The Company shall not be required to issue certificates representing fractional shares of Common Stock, but will make a payment in cash based on the offering price of one share of Common Stock in the Qualified Financing, Public Offering or upon Maturity, as applicable, and based on the Fair Market Value of one share of Common Stock at the time of the Sale, for any fractional share.

(l)  Limit on Sales. Neither the Holder nor its affiliates shall sell any of the Common Stock of the Company in their possession at a volume in excess of one twelfth (1/12) of the Holder’s shares per month not to exceed five percent (5%) of the trading volume in any weekly period.

(m)  No Short Sales. Neither the Holder or its affiliates has an open short position in the Common Stock of the Company, and the Holder agrees that it will not, and that it will cause it affiliates not to, engage in any short sales or hedging transaction with respect to the Common Stock.

(n)  Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of the Holder or, after registration of the Common Stock under the 1933 Act, its nominee, for the Common Stock in such amounts as specified from time to time by the Holder to the Company upon conversion of the Debenture in accordance with the terms thereof upon receipt by the Company of a properly completed and executed notice of conversion in accordance with the Certificate of Designation (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS").

Prior to registration of the Common Stock under the 1933 Act, all such certificates shall bear the restrictive legend as follows:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section, and stop transfer instructions to give effect to Section 3(o) hereof (in the case of the Common Stock, prior to registration of the Common Stock under the 1933 Act), will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Nothing in this Section shall affect in any way the Holder’s obligations and agreement set forth hereof to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If the Holder provides the Company with an opinion of counsel, reasonably satisfactory to the Company in form, substance and scope, that registration of a resale by the Holder of any of the Common Stock is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Common Stock, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Holder. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

(o)  Transfer or Resale. Except for the Registration Rights pursuant to Section 1(c) and 3(i) the Holder understands that (i) except as provided herein the Common Stock has not been and are not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, (b) the Holder shall have delivered to the Company an opinion of counsel (which opinion shall be reasonably acceptable to the Company) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) sold pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule) ("RULE 144")); (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder. Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided that such transaction complies with applicable securities laws.

4.  Notices. The Company shall give the Holder written notice of a Conversion Event transaction not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction, or, if approved by the written consent of the shareholders, ten (10) days prior to the closing of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4 and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than five (5) days after the Company has given the notice provided for herein of any material changes, provided, however, that such periods may be shortened upon the written consent of the holders of the majority of the principal amount of Debentures then outstanding.

5.  Key Man Life Insurance. The Company agrees to procure and keep in force a term life insurance policy (“Key Life Insurance Policy”) in the amount of One Million Dollars ($1,000,000.00) for the Company’s President, currently Thomas Banks, with the Holder being the beneficiary.

6.  Specific Performance. Any failure to comply with the requirements of this agreement may cause irreparable injury to Holder without an adequate remedy at law, and Holder shall be entitled to Specific Performance to comply with the requirements of this agreement. The prevailing party shall receive all court costs and reasonable attorneys fees incurred in obtaining such specific performance of, damages, or an injunction against violation of the requirements of this Section.

7.   Debenture Register. This Debenture is transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered holder of this Debenture as he or it appears on the Company’s books at any time as the Holder for all purposes.

8.  Subordination. Until existing Senior Indebtedness, as used in this Note, is repaid, the indebtedness, including interest, principal and default interest, if any, evidenced by this Debenture is hereby expressly subordinated, to the extent and in the manner set forth in this Section 6, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness (as hereinafter defined) whether now outstanding or hereafter obtained. Notwithstanding the foregoing, for so long as there is no event of default under the Senior Indebtedness, the Company may pay, and the Holder may receive for its own account, all regular installments of interest hereunder.

(a)  Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of Company, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(b)  Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Debenture shall be declared due and payable upon the occurrence of an Event of Default as a result of a default under any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Debenture at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder that shall assert any right to receive any payments in respect of the principal of and interest on this Debenture, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Debenture.

(c)   Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 6 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(d)   Undertaking. By its acceptance of this Debenture, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 6. If the Holder receives any payment on this Debenture which is prohibited by this Section 6, such payment shall be held in trust by the Holder for the benefit of, and shall be paid and delivered upon written request to, the holders of Senior Indebtedness or their agent, for application to the payment on such Senior Indebtedness.

9.	Defaults and Remedies.

(a)  Events of Default. An “Event of Default” shall occur if:

(i)  the Company shall default in the payment of the principal and interest of this Debenture, when and as the same shall become due and payable;

(ii)  the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Subscription Agreement, and such default shall continue for thirty (30) days after the date of written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Company by the Holder;

(iii)  any event or condition shall occur that results in the acceleration of the maturity of any indebtedness of the Company or any subsidiary in a principal amount aggregating $500,000 or more;

(iv)  This note is to be construed and enforced according to the laws of the State of California; upon default in the payment of interest when due, the whole sum of the interest remaining unpaid shall, at the option of the holder, become immediately due and payable and it shall accrue interest at the same rate as the principal from the date of default.

(v)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for ninety (90) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(vi)  the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11of the United States Code, as now constituted or hereafter amended,

or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (iv) of this Section 7(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

(b)  Acceleration. If an Event of Default occurs under Section 7(a)(iv) or (v), then, subject to Section 6 above, the outstanding principal of and all accrued interest on this Debenture shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived in Section 9 below, if any other Event of Default occurs and is continuing the Holder, by written notice to the Company, may declare the principal of and accrued interest on this Debenture to be immediately due and payable.

10.  Loss, Etc., of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Debenture if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Debenture of like date, tenor and denomination.

11.  Waiver. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Debenture. If an action is brought for collection under this Debenture, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

12.  Notices. Any notice, approval, request, authorization, direction or other communication under this Debenture shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed or transmitted by facsimile to the facsimile number set forth on the signature page of this Debenture (or to such other facsimile number as may be communicated to the notifying party in writing) with confirmation of receipt, (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) three (3) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, at the address of the party set forth on the signature page of this Debenture (or at such other address as may be communicated to the notifying party in writing).

13.  Transferability. This Debenture evidenced hereby may not be pledged, sold, assigned or transferred except (i) to any subsidiary wholly owned (directly or through intermediate wholly owned subsidiaries) by the Holder, (ii) to any director, shareholder or executive officer of the Holder, (iii) to any corporation, partnership or other entity resulting from any merger, consolidation or other reorganization to which Holder is a party or any corporation, partnership or other person or entity to which Holder may transfer all or substantially all of Holder’s assets and business, or (iv) with the express written consent of the Company, which may be withheld in its sole discretion; provided, however, that any such transfer shall only be made in compliance with applicable federal and state securities laws. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

14.  Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

15.  Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Debenture shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

16.  Governing Law. This Debenture shall be governed by the laws of the State of California, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement and interpretation hereto except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

17.  Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this agreement, the prevailing party shall be entitled to recover all costs and expenses including the fees of its attorneys in such action or proceeding.

18.   Payments. Each payment on this Debenture shall be due and payable in lawful money of the United States of America, at the address of Holder as shown on the books of the Company, in funds which are or will be available for next business day use by Holder. In any case where the payment of principal and interest hereon is due on a non-business Day, the Company shall be entitled to delay such payment until the next succeeding business day, but interest shall continue to accrue until the payment is, in fact, made.

IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this day 3rd day of August, 2005.

flexSCAN, Inc.	By:

27201 Puerta Real Suite 350 Mission Viejo, CA 92699 Facsimile Number: (949) 609-1966	Its:	Chairman of the Board

Holder	By:
Nikolai Pepik
Rosfor International, Inc.
13036 Sundance Avenue San Diego, CA 92129-2301	Its:	CEO

Tax ID: 200—73—8737